EXHIBIT 11

                         DSI TOYS, INC. AND SUBSIDIARY
                       COMPUTATION OF EARNINGS PER SHARE

                                            Three Months Ended October 31,   Nine Months Ended October 31,
                                              -------------------------        -------------------------
                                                 1997          1996               1997          1996
                                              -----------    ----------        -----------    ----------
PRIMARY EARNINGS PER SHARE:
Income (loss) before extraordinary item ..    $(4,029,206)   $2,061,688        $(2,831,507)   $2,384,713
                                              ===========    ==========        ===========    ==========
Net income (loss) ........................    $(4,029,206)   $2,061,688        $(3,312,261)   $2,384,713
                                              ===========    ==========        ===========    ==========
Weighted average common shares
  outstanding during the period ..........      6,000,000     3,500,000          5,033,814     3,500,000
Common equivalent shares .................           --         258,169               --         157,294
                                              -----------    ----------        -----------    ----------
Weighted average shares outstanding ......      6,000,000     3,758,169          5,033,814     3,657,294
                                              ===========    ==========        ===========    ==========
Earnings (loss) per common share before
  extraordinary item .....................    $     (0.67)   $     0.55        $     (0.56)   $     0.65
                                              ===========    ==========        ===========    ==========
Earnings (loss) per common share .........    $     (0.67)   $     0.55        $     (0.66)   $     0.65
                                              ===========    ==========        ===========    ==========